Exhibit 99.1

Press Release

SANTANDER HOLDINGS USA ANNOUNCES FINAL TENDER RESULTS

BOSTON, January 6, 2014 – Santander Holdings USA, Inc. (SHUSA), a wholly-owned subsidiary of  Banco Santander, S.A., today announced the completion of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding Sovereign Capital Trust IV 4.375% Trust PIERS (the “Trust PIERS”).  As of 11:59 p.m., New York City time, on December 30, 2013 (the “Expiration Time”), an aggregate liquidation amount of approximately $475.8 million of its Trust PIERS, representing approximately 99.87% of the outstanding aggregate liquidation amount of such securities, had been tendered and accepted for purchase under the Tender Offer.

Holders of Trust PIERS who validly tendered such securities at or before the Expiration Time received $72.54 per $50.00 liquidation amount of Trust PIERS tendered.  SHUSA made payment on Thursday, January 2, 2014 for all of the Trust PIERS that were validly tendered on or prior to the Expiration Time and that were not previously repurchased during the course of the Tender Offer.

SHUSA expects to redeem any Trust PIERS that remain outstanding during the first quarter of 2014.

Cautionary Statement Regarding Forward-Looking Information

Statements in this press release regarding SHUSA’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” and “Risk Factors” in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

About Santander Holdings USA

Santander Holdings USA, Inc. is a member of the Santander Group and the parent company of Santander Bank, N.A. The Santander Group is a network of diversified global retail and commercial banks offering a wide range of financial products. Founded in 1857, The Santander Group has more than 102 million customers, approximately 14,600 branches – more than any other bank – and nearly 190,000 employees. Santander was recognized as 2012 Best Global Bank by Euromoney magazine, ranked second “Greenest Global Bank” in 2013 by Bloomberg BusinessWeek and was named 2013 “Sustainable Global Bank of the Year - Transactions” by the Financial Times. For more information about Santander, visit www.santanderusa.com.

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Corporate Communications
Mary Ellen Higgins
Director of Public Relations
mhiggins@santander.us
(o)  617.346.7431
(m) 617.378.1365